RALLY

Exclusive Purchase Agreement

As of September 23rd, 2020

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Hunt Auctions (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

The Results:

▪Seller will receive payment of the Consideration for the associated Asset(s), as outlined below.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

RALLY

Asset:	Joe DiMaggio’s Rolex Wristwatch
Description:	Presented to DiMaggio on his 70th birthday by Resorts Casino
Total Acquisition Cost:	$ 17,625.00
Consideration: Cash (%) Equity (%) Total	$ 17,625 (100%) (0%) $ 17,625
Other Terms: Down Payment	$ 17,625.00 due on signing

Acknowledged and Agreed:

By: /s/ George Leimer	By: /s/ Hunt Auctions
RSE Archive, LLC	SELLER
Name:George Leimer	Hunt Auctions
Title: Chief Executive Officer